Jasmin Corp.

Verbal agreement

Dated February 29, 2016

This Verbal Agreement (“Agreement”) is made between Jean-Paul Chavanaz, president and treasurer of Jasmin Corp. (“President”) and Jasmin Corp. (“Company”).

This Agreement is witness therefore that President has agreed to loan the Company needed funds, in the amount of $60,000 US (“Loan”), which might be necessary for the Company for paying its obligations and bills.

In case if the Company needs more then the Loan, it has to be certified by written agreement.

The Loan is unsecured and does not bear any interest. The Loan does not have the repayment date and other provisions.

/s/ Jean-Paul Chavanaz____________________

President of Jasmin Corp.